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                                                                EXHIBIT 99.1

FOR IMMEDIATE RELEASE

               THE INTERNET MALL 'FOR THE RICH AND FAMOUS' OPENS


Palm Beach, FL. December 16, 1998, Safe Technologies International, Inc., (OTC:SFAD) announced today that Internet Commerce, Inc., one of SFAD's wholly owned subsidiaries had opened IN CyberMall.com, 'The Mall for the Rich and Famous'.

Brad Tolley, V.P. of Investor Relations announced "IN CyberMall.com has opened Phase I of its mall, in order to be part of the 1998 first Holiday season where Internet sales are expected to claim a much larger share of shoppers' dollars, than ever before.

IN CyberMall.com hopes to fill the need in the marketplace, where none of the other Internet malls have concentrated before, promoting and selling exclusively upmarket products. IN CyberMall.com presents a sophisticated shopping environment which has been designed to appeal to the merchant retailer who has, up to the present, not been willing to turn their product representation over to existing malls.

One of the most unique features of the mall, which is expected to attract a great deal of worldwide interest is the section called 'Famous Shopping Streets', i.e. Worth Avenue, Palm Beach; Rodeo Drive, Beverly Hills; Fifth Avenue, Madison Avenue, New York; Bond Street, London; Rue du Faubourg Saint Honore, Paris; Via Condotti, Rome, etc. This section opened with Worth Avenue in Palm Beach, FL and Fifth Avenue in New York, world class shopping streets. The Worth Ave. and Fifth Ave., streets are presented graphically with photography, maps, and a merchant directory. Stores on these streets are being contacted to ascertain their interest in being graphically represented on their street in the mall with their own exterior store front, product photography and option for virtual tours of their premises. Stores having existing web sites will be offered the opportunity to have their site linked in for a monthly fee. The Famous Shopping Streets section will continually be expanded with new streets being added and new participating stores."

The mall includes topics and subjects of interest to the 'rich and famous', i.e. society news, fashion shows, social calendar events, stock market quotes, and a number of investment news and financial hyperlinks. Also, Included on the site is a Prize Box, where browsers may drop their name, address, telephone number, etc., and hope to win a prize donated by one of the mall tenants at a monthly drawing. Mr. Tolley noted " we are going after the affluent and busy Internet user who does not have time nor desire to 'surf the net'. We intend to be his/her one stop shopping bookmark on the net."

The most expensive purchase displayed on the site is a Palm Beach estate, advertised for $14,000,000 in a Christmas Banner. A graphic, showing the house cascading out of a Christmas stocking with copy reading, 'The Ultimate Christmas Gift for the Woman who has Everything', takes one to an interactive web site where the mansion is presented with location maps, photos, and a 'netmercial' showing Palm Beach's blue Atlantic Ocean, Worth Avenue, resplendent with Christmas tree, the mansion's interior principal rooms, main salon, dining room, and estate grounds, all with voice description of the home's features and Christmas music background.

Mr. Tolley noted that "Phase II is under construction right now, and will contain the In CyberMall.com Department Store where IN CyberMall.com will make its' own direct sales of select upmarket products. We pushed to open, with various features yet to be implemented. We have been getting tens of thousands of hits a day for the last two weeks, with just a sneak preview page of the mall being visible. We were not able to complete the IN CyberMall.com Department Store and the retailers' products which we will be representing for opening. With no formal announcement or publicity, we put the site up and within 30 minutes, we had received 7 email forms from people in the US, Canada, and one from Sweden, who had filled out the prize box on the site. From the individual comments made on those emails, it appears that IN CyberMall.com has hit the mark. IN CyberMall.com will continually be expanded and improved."

Safe Technologies International, Inc., (OTC: SFAD), based in Palm Beach, Florida, is a multi-faceted company with multiple areas of concentrations:
Internet, Technology, and Heath Care/Wellness.

  SOURCE:     Safe Technologies International, Inc.,(SFAD)
  CONTACT:    Brad Tolley VP Investor Relations
  TEL:        561-832-2700
  EMAIL:      investor.relations@safetechnologies.com
  HTTP://     www.safetechnologies.com

Forward-Looking Statements: Except for the historical information contained herein, this news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of l934, as amended, that may involve risks and uncertainties, including those relating to the availability of suitable financial resources, the availability of management, unproven market for SFAD's products and services as well as other risks detailed from time to time in the Company's SEC reports, including reports on Form 10KSB for the year ended November, 1997 and Form 10-QSB for the quarter ended September 30, 1998.